Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Omnicom Group Inc.:

We consent to the use of our reports dated February 24, 2006, with respect to the consolidated balance sheets of Omnicom Group Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2005, and all related financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 and the effectiveness of internal control over financial reporting as of December 31, 2005, incorporated herein by reference and to the references to our firm under the heading “Experts” and “Selected Consolidated Historical Financial Information” in the prospectus.

As discussed in Note 13 to the consolidated financial statements, Omnicom Group Inc. adopted SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation - Transition and Disclosure,” an amendment of SFAS No. 123 in 2004.

New York, New York
March 22, 2006